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EXHIBITT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS (LOSS)

MEDICAL GRAPHICS CORPORATION
  (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                     THREE MONTHS         NINE MONTHS ENDED
                                    ENDED SEPT. 30              SEPT. 30
                                  --------------------   --------------------
                                    1996       1995        1996       1995
                                  ---------  ---------   ---------  ---------
PRIMARY AND FULLY DILUTED:

Weighted average shares
 outstanding                      2,555,643  2,443,533   2,538,808  2,441,490

Net effect of dilutive stock
 options -- based on the treasury
 stock method using period-end
 market price, if higher than
 average market price                37,139         --          --         --
                                  ---------  ---------   ---------  ---------

  TOTAL                           2,592,782  2,443,533   2,538,808  2,441,490
                                  ---------  ---------   ---------  ---------
                                  ---------  ---------   ---------  ---------

Net income (loss)                 $      73  $    (215)  $  (1,721) $  (1,567)

Net income (loss) per share of
 Common Stock                     $    0.03  $   (0.09)  $   (0.68) $   (0.64)


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